Exhibit 99.2

MDH Acquisition Corp. Announces Closing of Upsized $276 Million Initial Public Offering Including Full Exercise of Over-Allotment Option

NEW YORK, February 4, 2021—(BUSINESS WIRE)—MDH Acquisition Corp. (the “Company”) today announced the closing of its upsized initial public offering of 27,600,000 units at a price of $10.00 per unit, including 3,600,000 units issued pursuant to the exercise by the underwriters of their over-allotment option in full. The units began trading on the New York Stock Exchange (the “NYSE”) under the ticker symbol “MDH.U” on February 2, 2021. Each unit consists of one share of Class A common stock and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one share of Class A common stock at a price of $11.50 per share. After the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on the NYSE under the symbols “MDH” and “MDH.WS,” respectively.

MDH Acquisition Corp. is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an acquisition opportunity in any business, industry, sector or geographical location, the Company intends to focus on industries that complement its management team’s background in transportation and logistics, telecommunications, financial services and professional services, and to capitalize on the ability of its management team to identify and acquire a business.

Stifel, Nicolaus & Company, Incorporated and Oppenheimer & Co. Inc. acted as joint bookrunning managers of the offering.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 1, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate Department, One South Street, 15th Floor, Baltimore, Maryland 21202, email: syndprospectus@stifel.com, or by telephone: (855) 300-7136 or Oppenheimer & Co. Inc. at 85 Broad St., New York, NY 10004.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement for the initial public offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Media Contact:

Kelly Wallace

kelly@mclartydiversified.com

917-991-6308

Investor Contact:

info@mclartydiversified.com